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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)


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                                                                   Years Ended October 31,
                                                                 1998          1997          1996
                                                               -------        ------        ------
Diluted earnings per share:
Earnings data:
     Net income                                                $ 6,088         2,081         7,291
                                                               =======        ======        ======

Weighted average shares outstanding
    Average shares of common stock outstanding                  17,366        17,611        17,166
    Net effect of dilutive stock options - based on the
       treasury stock method using average market price            467           368         1,328
                                                               -------        ------        ------
    Weighted average shares outstanding                         17,833        17,979        18,494
                                                               =======        ======        ======

Diluted earnings per common share:
     Net income                                                $  0.34          0.12          0.39
                                                               =======        ======        ======
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